Exhibit 3f
                     AMENDMENT NO. 4 TO
                        APPENDIX A


THIS AMENDMENT NO. 4 TO APPENDIX A OF THE ADMINISTRATIVE
SERVICE AGREEMENT ("Amendment No. 4") is made as of the 12 day of August, 2002, by and between Nationwide Life
Insurance Company and Nationwide Life and Annuity Insurance
Company (collectively referred to hereinafter "NWL") and Waddell & Reed, Inc. (hereinafter "Waddell & Reed"), on its own behalf and on behalf of its affiliated corporate insurance agencies.

WHEREAS, NWL and Waddell & Reed have entered into an Administrative Services Agreement dated September 1, 2000 and

WHEREAS, NWL and Waddell & Reed desire to amend Appendix A of the Administrative Services Agreement to provide for the sale of additional products pursuant to the Administrative
Services Agreement under certain circumstances.

NOW, THEREFORE, in recognition of the mutual promises herein, and other good and valuable consideration, the parties agree as follows:

1. Section 2. is hereby amended to insert the following paragraph:

Effective August 12, 2002, NWL will pay Waddell & Reed a marketing allowance equal to 0.25% of sales of all Nationwide Quatro Select and Nationwide Quatro Select NY distributed by Waddell & Reed. This marketing allowance will be paid monthly and shall survive termination of the Administrative Services Agreement and the General Agent
Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 3 to be executed by their duly authorized officers as of the day and year first above written.

NATIONWIDE LIFE INSURANCE COMPANY
NATIONWIDE LIFE AND ANNUITY COMPANY


/s/ William Jackson
Name:
Title



WADDELL & REED, INC.

/s/ Thomas Butch
Name:
Title: